Exhibit 15.3

Date: 30 April, 2026

Re: Youlife Group Inc.

Ladies and Gentlemen,

We understand that Youlife Group Inc. (the “Company”) plans to file an annual report on Form 20-F, including all amendments and supplements thereto (the “Annual Report”), filed with the Securities and Exchange Commission (the “SEC”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Annual Report and any amendments thereto, in any other future filings with the SEC by the Company (collectively, the “SEC Filings”).

We further hereby consent to the filing of this letter as an exhibit to the Annual Report and any amendments thereto and as an exhibit to any other SEC Filings.

We do not assume any responsibility for any part of the Annual Report other than the information derived from our Reports.

Yours faithfully,

For and on behalf of

China Insights Industry Consultancy Limited

/s/ Julia Zhu
Name:	Julia Zhu
Title/Position:	Partner